Exhibit 21.1

HF FOODS GROUP INC.

Subsidiaries

Entity Name	State of Incorporation
273 Fifth Avenue, L.L.C.	Delaware
A & Kie, LLC	Arizona
American Fortune Foods, Inc.	California
Asahi Food, Inc (ownership 49%)	Colorado
B & L Trading, LLC	Washington
B&B Trucking Services, Inc.	Florida
B&R Global Holdings, Inc.	Delaware
B&R Global Services, LLC	Delaware
B&R Group Logistics Holding LLC	Delaware
B&R Realty, LLC	California
Big Sea Realty, LLC	Washington
Capital Trading, LLC	Utah
Chinesetg, Inc.	New York
Fortune Liberty, LLC	Utah
Fujian Hefeng Enterprise Management Co., Ltd 福建合丰企业管理有限公司	Fujian, China (Foreign)
Genstar Realty, LLC	California
GM Food Supplies, Inc.	California
Great Wall Seafood IL, LLC	Illinois
Great Wall Seafood TX, LLC	Texas
Great Wall Seafood VA, LLC	Virginia
Great Wall Seafood LA, LLC	California
Han Feng, Inc.	North Carolina
Hayward Trucking, Inc.	California
HF Atlanta, LLC	Georgia
HF Charlotte, LLC	Charlotte
HF Group Holding Corp.	Delaware
Kirnland Food Distribution, Inc.	Georgia
KYL Group, Inc.	Nevada
Lenfa Food, LLC	Colorado
Lucky Realty, LLC	California
Min Food, Inc. (ownership 60.25%)	California
Monterey Food Service, LLC (ownership 65%)	California
Mountain Food, LLC	Colorado
Murray Properties, LLC	Utah
New Southern Food Distributors, Inc.	Florida
Ocean West Food Services, LLC	California

Exhibit 21.1

Entity Name	State of Incorporation
R & C Trading, LLC	Arizona
R&N Charlotte, LLC	North Carolina
R&N Holdings, LLC	North Carolina
Rongcheng Trading, LLC	California
Royal Service, Inc.	Oregon
Sunflower 2.0 LLC	Kansas
T&G Group, LLC	California
Win Woo Trading, LLC	California